Immunomedics Announces Third Quarter Fiscal 2007 Results

      MORRIS PLAINS, N.J., May 8 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported revenues of $0.9 million and a net loss of $5.1 million, or $0.08 per share, for the third quarter of fiscal year 2007, which ended March 31, 2007. This compares to revenues of $1.3 million and a net loss of $5.7 million, or $0.10 per share, for the same period last year. Revenues for the three-month period ended March 31, 2007 did not include any amortization of deferred revenues derived from the May 2006 agreement with UCB, due to the decision by UCB to begin new clinical trials for the treatment of systemic lupus erythematosus ("SLE"). As a result of this decision, Immunomedics has discontinued the amortization of the deferred revenue until a determination can be made as to how the UCB decision will impact the Company's obligations under the UCB agreement. The decrease in net loss for the three-month period in 2007 was primarily due to higher interest income combined with lower interest and operating expenses.

      For the first nine months of the 2007 fiscal year, the Company reported revenues of $7.7 million and a net loss of $12.1 million, or $0.20 per share. This compares to revenue of $2.2 million and a net loss of $23.1 million, or $0.42 per share, for the same period last year. Recognition of deferred revenue from the UCB agreement for the first six months of the 2007 fiscal year contributed to the decrease in net loss for the nine-month period in 2007, as well as increased sales of LeukoScan in Europe, and higher interest income. The current period's results also benefited from reduced operating and interest expenses.

      At March 31, 2007, the Company had $27.7 million in cash and marketable securities. On May 7, 2007, the Company closed on its previously announced $24 million registered direct offering of common stock. After payment of fees and expenses, the net proceeds to the Company are expected to be approximately $22.3 million.

      "We are pleased that our financial results for the third quarter of the 2007 fiscal year were in line with our expectations. Although we have recently bolstered our cash position with a sale of our common stock, licensing remains an important means for us to raise capital," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "We are committed to identifying a potential partner for the licensing of hA20 for all indications on a worldwide basis."

      About Immunomedics

      Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have licensed our lead product candidate, epratuzumab, to UCB, S.A. for the treatment of all autoimmune disease indications worldwide. We have retained the rights for epratuzumab in oncology indications for which UCB has been granted a buy-in option. UCB has development, manufacture and commercialization rights, and is responsible for all clinical trials evaluating epratuzumab for the treatment of patients with moderate and severe lupus. At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. The Company is conducting clinical trials with hA20 in patients with non-Hodgkin's lymphoma, epratuzumab as a potential therapeutic for patients with lymphoma and leukemia, 90Y-epratuzumab for the therapy of patients with lymphoma, 90Y-hPAM4 for pancreas cancer therapy and hCD74 as a therapy for patients with multiple myeloma. We believe that our portfolio of intellectual property, which includes approximately 108 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock and Lock (DNL) methodology, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. For additional information on us, please visit our web site at http://www.immunomedics.com. The information on our website does not, however, form a part of this press release.

      This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partner for the further development of epratuzumab for autoimmune indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

    For More Information:
    Dr. Chau Cheng
    Associate Director, Investor Relations & Business Analysis
    (973) 605-8200, extension 123
    ccheng@immunomedics.com



                               IMMUNOMEDICS, INC.
                      Condensed Consolidated Balance Sheets

                                                 March 31,          June 30,
                                                   2007               2006
    ASSETS
    Current Assets:
      Cash and cash equivalents                $12,425,084       $40,877,766
      Marketable securities                     15,316,000           948,820
      Accounts receivable, net of allowance
       for doubtful accounts                       639,169           498,612
      Inventory, net of reserve for
       obsolescence                                526,250           541,030
      Other current assets                         716,807           602,736
      Restricted cash and securities -
       current portion                           1,275,200         1,275,200
                                                30,898,510        44,744,164

    Property and equipment, net                  7,655,961         8,496,060

    Restricted securities - long-term
     portion                                       318,800         1,275,200
    Other long-term assets                         630,941         1,362,419

                                               $39,504,212       $55,877,843

    LIABILITIES AND STOCKHOLDERS' EQUITY
     (DEFICIT)
      Current liabilities                       $7,099,908       $19,035,185
      Long-term debt                             1,015,717        29,525,377
      Deferred revenues - long term             31,145,385        25,810,769
      Minority interest                            102,825           182,000
      Stockholders' equity (deficit)               140,377       (18,675,488)

                                               $39,504,212       $55,877,843


               Condensed Consolidated Statements of Operations

                            Three Months Ended                Nine Months Ended
                                March 31,                       March 31,
                            2007            2006          2007            2006
Revenues:
  Product sales       $    839,438    $  1,142,461    $  2,160,146    $  1,685,186
  License fee and
   other revenues           32,577          83,250       5,373,443         246,931
  Research &
   development              67,145          89,523         134,285         268,570
Total Revenues        $    939,160       1,315,234       7,667,874       2,200,687
Costs and Expenses       5,829,642       6,008,414      18,458,259      21,337,742
Operating Loss          (4,890,482)     (4,693,180)    (10,790,385)    (19,137,055)
Interest and Other
 Income (Expense)         (206,002)     (1,049,841)     (1,872,836)     (4,484,350)
Loss before Income
 Tax Expense            (5,096,484)     (5,743,021)    (12,663,221)    (23,621,405)
Income Tax(Expense)
 Benefit                   (44,021)             --         559,723         514,350
Net Loss              $ (5,140,505)   $ (5,743,021)   $(12,103,498)   $(23,107,055)
Net Loss per
 Common Share,
 Basic and
 Diluted              $      (0.08)   $      (0.10)   $      (0.20)   $      (0.42)
Weighted average
 number of common
 shares
 outstanding            65,000,333      55,670,994      60,065,038      54,606,327

SOURCE  Immunomedics, Inc.
    -0-                             05/08/2007
    /CONTACT: Dr. Chau Cheng, Associate Director, Investor Relations & Business Analysis of Immunomedics, Inc., +1-973-605-8200, ext. 123, ccheng@immunomedics.com/
    /Company News On-Call: http://www.prnewswire.com/comp/113121.html/ /Web site: http://www.immunomedics.com/